UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2011

SEMILEDS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34992	20-2735523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2011 (the “Start Date”), Yingku Adam Lin commenced employment as Vice President of Business Development and General Counsel of SemiLEDs Corporation (the “Company”) pursuant to an employment agreement dated April 18, 2011. The employment agreement provides for an annual base salary of $180,000 and a discretionary annual incentive cash bonus, based on the achievement of certain criteria established by the Company. Subject to the approval of the Board or the compensation committee of the Company (the “Compensation Committee”), the Company shall grant Mr. Lin an option for 60,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”) as soon as reasonably practicable after the Start Date. The Option shall be subject to annual cliff-vesting over a four-year period (25% of the total number of Option shares vest upon the completion of each year of service), with vesting commencing from the Start Date. In addition, subject to the approval of the Board or the Compensation Committee, the Company shall grant Mr. Lin 7,000 restricted stock units, which will be settled in the Company’s common stock on or about each vesting date (the “RSUs”). Twenty-five percent of the total number of RSUs will cliff-vest upon the completion of each of four years of service following the Start Date. Mr. Lin’s Option and RSUs will become fully vested upon a change in control of the Company, provided that he is in service with the Company on such date.

Mr. Lin, age 37, was a partner practicing corporate law at Virtual Law Partners LLP from July 2009 to May 2011. Prior thereto, Mr. Lin practiced corporate law at Orrick Herrington & Sutcliffe LLP from February 2006 to July 2009 and at Davis Polk & Wardwell LLP from October 2004 to January 2006.  Mr. Lin holds a Bachelor of Science degree in Civil and Environmental Engineering at the University of California, Berkeley, a Master of Science degree in Civil and Environmental Engineering at Stanford University and a Juris Doctor degree (magna cum laude) from the University of California, Hastings College of the Law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SemiLEDs Corporation

Dated: May 12, 2011	By:	/s/ Trung T. Doan

Name: Trung T. Doan
Title: Chairman and Chief Executive Officer